2013 First Quarter Update

Revenue

$US (000s)	2012		2013		% CHANGE
	QTR 1	YTD	QTR 1	YTD	QTR	YTD
Revenue[1]	8,214	8,214	15,135	15,135	84%	84%

Revenue Year-to-Date

84% Growth

Note:

1.	Represents revenue from annual license, subscription and installation fees due from clients under their agreements with Diligent recorded fatably over the contract period. The unearned portion of such fees under existing agreements for services to be provided are recorded as deferred revenue.

Sales

$US (000s)	2012		2013		% CHANGE
	QTR 1	YTD	QTR 1	YTD	QTR	YTD
New Sales[1]	6,509	6,509	6,645	6,645	2%	2%
Cumulative Sales
- Period End[2]	n/a	32,388	n/a	58,397	n/a	80%
Upgrades/ (Downgrades) Included in New and Cumulative Sales[3]	1,488	1,488	1,915	1,915	29%	29%
Foreign Exchange
Adjustments[4]	146	146	(576)	(576)	n/a	n/a

Cumulative Sales

80% Growth

Notes:

1.	Represents the total amount of license and subscription fees due from clients under their agreements with Diligent which were signed during the Fiscal Quarter, assuming such agreements continue in effect for 12 months following the Fiscal Quarter. This also includes net additions/deductions to license and subscription fees under previously existing agreements.

2.	Represents the total amount of license and subscription fees due from clients during the next 12 months under agreements in affect as the end of the Fiscal Quarter. This figure is adjusted for foreign exchange fluctuations.

3.	Represents the change during the Fiscal Quarter in value of license and subscriptions fees due from clients under existing agreements from previous quarters. It is included in the New Sales and Cumulative Sales – Period End results above.

4.	Records the change to existing license and subscription fees due to fluctuations in foreign exchange rates. This adjustment is only included in Cumulative Sales.

Client Agreements

	2012		2013		% CHANGE
	QTR 1	YTD	QTR 1	YTD	QTR	YTD
New Client Agreements - Net[1]	205	205	201	201	-2%	-2%
Cumulative Client Agreements - Period End[2]	n/a	1,231	n/a	2,009	n/a	63%

Cumulative Client

Agreements

63% Growth

Notes:

1.	Represents new Clients Agreements signed during the Fiscal Quarter net of cancellation. Because the dollar value of agreements fluctuates, we consider the number of new Client Agreements to be a “growth indication.” We place greater importance on Revenue and Sales, which we consider to be key “growth benchmarks”.

2.	Represents the total number of signed client Agreements net of cancellations at the end of the Fiscal Quarter.

New Sales By Region
$US (000s)		2012	2013	% CHANGE
	Region	QTR 1	QTR 1	QTR
Sales By Region	Americas*	4,689	4,329	-8%
at Period End	EMEA**	1,371	1,644	20%
	Asia/Pacific	449	672	50%
	Q1 Total	6,509	6,645	2%

* US/Canada/Latin America/Caribbean

** Europe/Middle East/Africa

New Sales by Region

Note: Represents the total amount of license and subscription fees due from clients under their agreements with Diligent which were signed during the Fiscal Quarter, assuming such agreements continue in effect for 12 months following the Fiscal Quarter. This also includes net additions/deductions to license and subscription fees under previously existing agreements.

Cumulative and New Sales by Quarter (2007 to 2013)

$US (millions)

Note: Totals reflect New Sales and foreign exchange adjustments to prior periods’ Cumulative Sales.

Revenue By Region

$US (000s)		2012	2013	% CHANGE
	Region	QTR 1	QTR 1	QTR
Revenue By Region	Americas*	6,801	11,374	67%
at Period End	EMEA**	1,182	2,680	127%
	Asia/Pacific	231	1,081	368%
	Q1 Total	8,214	15,135	84%

*	US/Canada/Latin America/Caribbean
**	Europe/Middle East/Africa

Revenue by Region

Note: Represents revenue from annual license, subscription and installation fees due from clients under their agreements with Diligent recorded ratably over the contract period. The unearned portion of such fees under existing agreements for services to be provided are recorded as deferred revenue.

Revenue by Quarter (2007 to 2013)

$US (millions)

Management Commentary

Performance Review

Diligent Board Member Services, Inc., provider of Diligent Boardbooks®, is pleased to announce the Sales, Revenue and New Client Agreement results for the First Quarter of 2013.

The First Quarter for 2013 was a positive start to the year, with New Sales reaching $US 6.6 million ($NZ 7.7 million), an increase of 2% from the First Quarter 2012. For the First Quarter, Americas represented 65% of New Sales, totaling $US 4.3 million, while EMEA accounted for 25% of New Sales with $US 1.6 million, and Asia/Pacific produced 10% of New Sales adding $US 0.7 million. Cumulative Sales have increased significantly from $US 32.4 million at the end of the First Quarter of 2012 to $US 58.4 million ($NZ 68.1 million) at the end of the First Quarter of 2013, an increase of 80%.

Revenue for the First Quarter of 2013 totaled $US 15.1 million ($NZ 17.5 million), an increase of 84% compared to the First Quarter of 2012. This demonstrates the strength of Diligent’s recurring revenue model. In addition, it highlights the importance of client retention as a key driver of this consistent revenue growth. Diligent's client retention has remained at 97% for the trailing 12 months ending March 31, 2013. We believe this is among the best retention rates for companies in the Software-as-a-Service (SaaS) sector like Diligent.

Diligent signed 201 net new Client Agreements compared to 205 in the same quarter last year. Diligent's clients now total 2,009 public and private companies, with 2,830 boards and over 58,000 users worldwide. Diligent has many types of clients ranging from smaller not-for-profit organizations to large publicly listed companies. Diligent now services 276 Fortune 1000 companies and 495 (15.2%) NYSE-listed companies, of which 47 were added in the First Quarter 2013. In addition, we serve 34% of the FTSE 100 Index (UK) and 35% of the ASX 20 Index (Australia).

Client Upgrades are an important indicator of customer satisfaction with the Diligent Boardbooks product. When existing clients add a new user or an additional board to their existing agreement, they validate the value proposition of the Boardbooks product and its premium service and support. For the First Quarter of 2013, Diligent achieved $US 1.9 million in Client Upgrades, an increase of 29% compared to the First Quarter of 2012.

Diligent added ten employees during the First Quarter of 2013. As stated in the Annual Report on Form 10-K, the Company will be increasing its investment in Research and Development over the course of the year. This Quarter we hired an additional seven people in Research and Development, the majority being added to the New Zealand Diligent team. In addition, the Company added three General and Administrative staff.

Financial Highlights

Diligent continued to strengthen its balance sheet during the First Quarter of 2013. Diligent’s cash flow position increased by $US 3.1 million in the First Quarter of 2013, resulting in total cash balances of $US 36.5 million ($NZ 42.5 million) as of March 31, 2013. Diligent’s cash position for the quarter was negatively impacted by US income tax payments of $US 1.8 million, which included $US 1.4 million for the 2012 Fiscal Year taxes accrued at the end of 2012.

Diligent’s cash position for the Quarter was also affected by direct costs related to the Special Committee of $US 0.9 million, $US 0.3 million of which were expensed in Fourth Quarter 2012 and $US 0.6 million were expensed in First Quarter 2013. We are still in the process of identifying additional expenses that may need to be accrued in First Quarter 2013 as a result of the Special Committee’s activities.

Summary

In the First Quarter of 2013, Diligent reported New Sales of $US 6.6 million, and Revenue of $US 15.1 million. We achieved $US 58.4 million in Cumulative Sales and attained Cumulative Client Agreements of 2,009 at the end of the Quarter. This has been a strong start to the 2013 Fiscal Year and is further evidence of the increasing global demand for the Diligent Boardbooks product and our winning business formula. In our view this includes: 1) a unique user experience, 2) best-in-class multi-tenant SaaS offering, 3) market leadership, 4) a powerful, dynamic SaaS business model, 5) scalable technology that easily adapts to customer requirements, and 6) superior customer service and training.

As disclosed in the Annual Report on Form 10-K, the Board unanimously adopted resolutions to improve internal controls and governance. The Company has begun to implement these resolutions and will strive to ensure that its performance in this area improves to the standard of excellence that Diligent is known for as a company.

As evidence of its commitment to increase compliance resources, Diligent has engaged Deloitte & Touche LLP (Deloitte) as its auditors for 2013. Deloitte is a global company with deep technical knowledge and extensive industry experience that suits the expansive nature of Diligent's business. We see this as a further step in Diligent’s growth as a company.

In summary, it is an exciting time for Diligent as the company is poised to continue its growth internationally and across new industries. We will continue to deliver value to our clients through superior customer service and security, and to our shareholders through our balanced focus on growth and profitability.

Forward Looking Statements

This document contains forward-looking statements within the meaning of the safe harbour provision of the Securities Litigation Reform Act of 1995. Terms such as “expect,” “believe,” “continue," and “intend,” as well as similar comments, are forward-looking in nature. Important factors that could cause actual results to differ materially from Diligent’s expectations include: our Special Committee investigation identified a number of instances in which we were not, or may not have been, in compliance with applicable New Zealand and US regulatory obligations and such instances may expose us to potential regulatory actions and/or contingent liabilities; certain of our past stock issuances and stock option grants may expose us to potential contingent liabilities, including potential rescission rights; we are subject to New Zealand Stock Exchange Listing Rules and compliance with securities and financial reporting laws and regulations in the US and New Zealand and face higher costs and compliance risks than a typical US public company due to the need to comply with these dual regulatory regimes; as of December 31, 2012 we identified material weaknesses in our internal controls over financial reporting and concluded that our disclosure controls were not effective; we must address the material weaknesses in our internal controls, which otherwise may impede our ability to produce timely and accurate financial statements; our business is highly competitive and we face the risk of declining customer renewals or upgrades; and we may fail to manage our growth effectively. Please refer to Diligent’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 2012 filed with the Securities and Exchange Commission for further information.

Non-GAAP Financial Measures

The Company uses New Sales and Cumulative Sales as non-GAAP financial performance measurements. New Sales represents the annual license and subscription fees due from clients under their agreements with Diligent which were signed during the Fiscal Quarter, assuming such agreements continue in effect for twelve months following the Fiscal Quarter. This also includes net additions/deductions to license and subscription fees due from clients under previously existing agreements. Cumulative Sales represents the total amount of license and subscription fees due from clients during the next twelve months under agreements in effect at the end of the Fiscal Quarter. This figure is adjusted for foreign exchange fluctuations. New Sales and Cumulative Sales are provided to investors to supplement the results of operations reported in accordance with GAAP. The Company’s management uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to the corresponding GAAP measures, in evaluating the Company’s ongoing operational performance and trends and in comparing its financial measures with other companies in the same industry, many of which present similar non-GAAP financial measures to help investors understand the operational performance of their businesses. However, it is important to note that the particular items the Company excludes from, or includes in, its non-GAAP financial measures may differ from the items excluded from, or included in, similar non-GAAP financial measures used by other companies in the same industry. Non-GAAP financial measures should not be considered in isolation from, or a substitute for, financial information prepared in accordance with GAAP.

Reconciliation of Cumulative Sales to Revenue and Deferred Revenue

Trailing Twelve Months License and Subscription Revenue[1]		$45,759,794
Deferred Revenue at 03/31/2012[2]	18,612,036
Deferred Revenue at 03/31/2013[2]	31,660,053
Change in Deferred Revenue		13,048,017
Trailing Twelve Months Foreign Exchange Adjustments[1]		(411,017)
Cumulative Sales March 31, 2013		$58,396,794

Revenue
Trailing Twelve Months License and Subscription Revenue[1]	$45,759,794
Trailing Twelve Months Installation Revenue[1]	4,896,529
Trailing Twelve Months Total Revenue[1]	$50,656,323

Note: For the purpose of reconciling New Sales, New Sales for the Trailing Twelve Months ended March 31, 2013 represents the difference between Cumulative Sales at March 31, 2013 ($58.4 million) and Cumulative Sales at March 31, 2012 ($32.4 million), excluding foreign exchange fluctuations ($0.4 million).

1.	Trailing Twelve Months for period ending March 31, 2013.
2.	The Company will report net Deferred Revenue in its March 31, 2013 Balance Sheet which is net of Unbilled Revenues.